SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2008

MIDCAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-49848	55-6144577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 South Church Street Burlington, North Carolina	27216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 538-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2008, our Board of Directors appointed James B. Crouch, Jr. as a member of our Board of Directors. He was also appointed a director of our subsidiary, MidCarolina Bank (the “Bank”). In addition, Mr. Crouch was appointed to serve as a member of the joint Nominating and Corporate Governance Committee and the joint Investment Committee of our and MidCarolina Bank’s Boards of Directors.

Mr. Crouch currently serves as Vice President of the financial planning firm of Harris, Crouch, Long, Scott & Miller, Inc. in Burlington, North Carolina. He also serves as President of Crouch Benefit Designs, Inc. and is a partner in Whitsett Partners, LLP.

Mr. Crouch will receive no cash compensation for his services as our director, but will be compensated for his service on the Bank’s Board of Directors and committees in accordance with the Bank’s standard fee schedule in effect from time to time. For their services, the Bank’s outside directors, other than the Chairman and Vice Chairman, currently receive $400 for each Board of Directors meeting, $400 for each Executive Committee meeting, and $300 for each meeting of any other committee on which they serve.

In conjunction with his appointment as a director, on October 21, 2008, our Compensation Committee approved the grant of an award under our 2008 Director Stock Option Plan to Mr. Crouch as described in the following table:

Type of Award	Number of Shares	Option Exercise Price	Expiration Date	Other Terms
Director Stock Option	2,500	$8.25	October 21, 2018	Becomes exercisable as to 20% of the covered shares annually, beginning October 21, 2009

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Mr. Crouch and his related persons. All loans included in those transactions since January 1, 2006, were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

MIDCAROLINA FINANCIAL CORPORATION
(Registrant)

Date: October 27, 2008	By:	/S/ Christopher B. Redcay
Christopher B. Redcay
Chief Financial Officer